August  25,  2004

Via  Telecopier
---------------
SpaceDev,  Inc.
13855  Stowe  Drive
Poway,  CA  92064
Attention:  Richard  B.  Slansky
                    Re:     Letter  Agreement
Dear  Mr.  Slansky:

     Reference is hereby made to that certain Security Agreement dated June 3, 2003 by and between SpaceDev, Inc. (the "Company") and Laurus Master Fund, Ltd. ("Laurus") (the "Security Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement. Laurus is hereby agrees to convert $1,500,000 aggregate principal amount outstanding on the Note on the date hereof into the Company's Common Stock at a Fixed Conversion Price of $0.85 per share for the first $500,000 and $1.00 per share for the remaining $1 million on or before December 31, 2004 (the "Conversion"). The Company shall use its best efforts to file on or before September 30, 2004, a post effective amendment to its registration statement No. 333-116766 on Form SB-2 declared effective by the SEC on July 1, 2004, to register a sufficient number of shares of the Company's Common Stock underlying the Conversion.

As of the date hereof, no Event of Default has occurred and is continuing under the Security Agreement or the Note and all other terms and provisions of the Security Agreement and the Ancillary Agreements remain in full force and effect.

                              LAURUS  MASTER  FUND,  LTD.



                              By:  /s/  Eugene  Grin
                              ----------------------
                                        Eugene  Grin


Agreed  and  accepted  on  the  date  hereof

SPACEDEV,  INC.


  By:   /s/  Richard  B.  Slansky
---------------------------------
      Name:  Richard  B.  Slansky
Title:  Chief  Financial  Officer